Corporate Trust Services
MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045
Tel: 410 884 2000
Fax: 410 715 2380
WELLS FARGO
U.S. Bank National Association
190 South LaSalle Street 7th Floor
Mail Code: MK-IL-SL7R
Chicago, Illinois 60603
RE: Annual Statement of Compliance
The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator for the
Greene Town Center Loan Combination (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "reporting period"):
(a)
A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and
(b)
To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.
March 27, 2015
\s\ Brian Smith
Brian Smith
Vice President

To: U.S. Bank National Association
Schedule A
List of Servicing Agreement(s) and Series
Pooling and Servicing Agreement dated as of April 1, 2014
by and among GS Mortgage Securities
Corporation II, as depositor, Key Bank National Association, as master servicer, LNR Partners, LLC, as special servicer, Trimont Real Estate Advisors, Inc., as operating advisor, Wells Fargo Bank, National
Association, as Trustee, Certificate Administrator, Paying Agent and Custodian relating to the series,
GSMS 2014-GC20
Commercial Mortgage Pass-Through Certificates, relating to the Greene Town Center
Loan Combination, a Pari passu portion of which is included in the Series CGCMT 2014-GC21
Commercial Mortgage Pass-Through Certificates transaction.

To:
U.S. Bank National Association
Schedule B
Material Non-Compliance with Servicing Obligations
Not Applicable